Exhibit 10.48C

THIRD AMENDMENT TO EMPLOYMENT AGREEMENT

This Third Amendment to Employment Agreement is made and entered into on the 14th day of August, 2007, among CSG SYSTEMS INTERNATIONAL, INC. (“CSGS”), a Delaware corporation, CSG SYSTEMS, INC. (“Systems”), a Delaware corporation and PETER E. KALAN (the “Executive”). CSGS and Systems collectively are referred to in this Fourth Amendment and the Employment Agreement as the “Companies.”

WHEREAS, the Companies and the Executive entered into an Employment Agreement dated January 18, 2001 (the “Employment Agreement”), a First Amendment thereto dated May 23, 2006 (the “First Amendment”), and a Second Amendment thereto dated March 6, 2007 (the “Second Amendment”); and

WHEREAS, the Companies and the Executive desire to amend the Employment Agreement solely for the purpose of bringing the Employment Agreement into compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), as herein set forth;

NOW, THEREFORE, in consideration of the foregoing recitals and the agreements of the parties contained in this document, the Companies and the Executive agree as follows:

1. Effective as of January 1, 2005, Paragraph 10 of the Employment Agreement is hereby amended by adding thereto at the end thereof a new subparagraph (m) reading as follows:

“(m) Section 409A; Time and Form of Payments and Benefits. The parties intend that each payment and benefit provided to the Executive upon his termination of employment pursuant to Paragraph 10 hereof shall be eligible for certain regulatory exceptions to the limitations imposed on deferred compensation by Section 409A of the Code or shall comply with the requirements of Section 409A of the Code. The purpose of this subparagraph (m) is solely to amend this agreement to comply with, or be eligible for one or more exceptions from, the requirements of Section 409A of the Code.

(i)	Time and Form of Payment. Each of the following amounts payable to the Executive under this agreement shall constitute a separate payment for purposes of Section 409A of the Code:

(1)	Each pay period installment of Base Salary payable to the Executive pursuant to subparagraphs 10(d)(i) or 10(f)(iii) (each such installment, a “Salary Continuation Payment”).

•	Each Salary Continuation Payment shall be paid in accordance with the payroll payment schedule of the Companies in effect on the effective date of the Executive’s termination of employment with the Companies.

(2)	Any annual incentive bonus payable to the Executive pursuant to subparagraphs 10(d)(ii), 10(f)(iii) or 10(g)(iii) and the amount payable, if any, in excess of the minimum annual incentive bonus payable pursuant to subparagraph 10(e)(ii) (“Full Termination Year Bonus”).

•	Any Full Termination Year Bonus shall be paid during the calendar year immediately following the calendar year in which the effective date of the Executive’s termination of employment with the Companies occurs, such payment to be made on the date when such bonuses are normally paid by the Companies (but in no event after the end of the calendar year immediately following the calendar year in which the Executive’s termination of employment with the Companies is effective).

(3)	Any pro rata portion of the Executive’s annual incentive bonus for the calendar year of the Executive’s termination of employment pursuant to subparagraphs 10(a)(ii) or 10(b)(ii) (“Pro-Rated Termination Year Bonus”).

•	Any Pro-Rated Termination Year Bonus shall be paid during the calendar year immediately following the calendar year in which the effective date of the Executive’s termination of employment with the Companies occurs, such payment to be made on the date when such bonuses are normally paid by the Companies (but in no event after the end of the calendar year immediately following the calendar year in which the Executive’s termination of employment with the Companies is effective).

(4)	Any Base Salary amount payable pursuant to subparagraphs 10(e)(i) or 10(f)(iii) (“Lump Sum Salary”).

•	Any Lump Sum Salary shall be paid not later than 30 days following the effective date of the Executive’s termination of employment with the Companies.

(5)	Any minimum annual incentive bonus for the calendar year in which the Executive terminates employment pursuant to subparagraphs 10(e)(ii) or 10(f)(iii) (“Lump Sum Bonus”).

•	Any Lump Sum Bonus shall be paid not later than 30 days following the effective date of the Executive’s termination of employment with the Companies.

(6)	Any amounts payable as a percentage of the Executive’s Base Salary pursuant to subparagraphs 10(d)(iii) or 10(f)(iii) (“Percentage Base Amount”).

•	Any Percentage Base Amount shall be paid on the date that is one year after the effective date of the Executive’s termination of employment with the Companies.

(7)	Any amounts payable as a percentage of the Executive’s Base Salary pursuant to subparagraphs 10(e)(iii) or 10(f)(iii) (“Lump Sum Percentage Base Amount”).

•	Any Lump Sum Percentage Base Amount shall be paid not later than 30 days after the effective date of the Executive’s termination of employment with the Companies.

(8)	Any amounts payable to the Executive pursuant to subparagraph 10(1) as an “Additional Payment” and any “Gross-Up Payment” (the “Preliminary Gross-Up Payment”).

•	Any Preliminary Gross-Up Payment shall be paid not later than 30 days following the effective date of the Executive’s termination of employment with the Companies.

(9)	Any amounts payable to the Executive pursuant to subparagraph 10(1) as a “further Gross-Up Payment” (the “Adjustment Gross-Up Payment”).

•	Any Adjustment Gross-Up Payment shall be paid during the calendar year immediately following the calendar year in which the effective date of the Executive’s termination of employment with the Companies occurs.

(ii)

Continuation of Benefits. Subparagraphs 10(b)(iv), 10(d)(v), 10(e), and 10(f) provide for continued participation by the Executive in designated health and welfare benefit programs of the Companies for a specified period. The parties intend that any in-kind benefits or reimbursement of expenses incurred by the Executive with respect to the continuation of benefits satisfy the requirements for a fixed schedule of payments with respect to such benefits or payments as required by Treas. Reg. § 1.409A-3(i)(1)(iv). To the extent such continued participation by the Executive involves any payment for continued coverage by the Executive and reimbursement to the Executive, the amount of any such reimbursement shall be paid to the Executive (or his beneficiary) by December 31 of the calendar year following the year in which the Executive pays the actual cost of continued coverage. The amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year. Further, the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(iii)	Six-Month Delay in Payment. Notwithstanding anything contained in this Employment Agreement to the contrary, if the Executive is deemed by the Companies at the time of the Executive’s “separation from service” with the Companies to be a “specified employee,” any compensation or benefits to which the Executive becomes entitled under this Employment Agreement in connection with such separation shall not be paid or commence until the date which is the first business day following the six month period after the Executive’s separation from service (or if earlier, the Executive’s death). Such delay in payment shall only be effected with respect to each separate payment or benefit to the extent required to avoid adverse tax treatment to the Executive, including (without limitation) the additional 20% tax for which the Executive would otherwise be liable under Section 409A(a)(l)(B) of the Code in the absence of such delay in payment. Upon the expiration of the delay period, any compensation or benefits which would have otherwise been paid during the delay period (whether in a single sum or in installments) in the absence of this subparagraph shall be paid to the Executive or his beneficiary in a single sum payment.

(iv)	Key Definitions. For purposes of Paragraph 10 of this Employment Agreement, the terms “separation from service” and “specified employee,” and, solely with respect to subparagraph 10(b)(iv), the term “disability,” shall have the meanings ascribed to such terms pursuant to Section 409A of the Code and the related treasury regulations and other applicable guidance.

2. Effective as of January 1, 2005, the Employment Agreement is amended by adding thereto a new Paragraph 29 reading as follows:

“29. Section 409A. The parties intend that any amounts payable and benefits provided under this agreement and the exercise of authority or discretion hereunder by the Companies or by the Executive (i) shall be eligible for certain regulatory exceptions to the limitations imposed on deferred compensation by Section 409A of the Code or (ii) shall comply with the provisions of Section 409A of the Code and the Treasury regulations relating thereto, in each case so as not to subject the Executive to the payment of additional taxes and interest that may be imposed under Section 409A of the Code. To the extent that any amount payable or benefit provided under this agreement would trigger the additional tax or interest imposed under Section 409A of the Code, this agreement shall be modified to avoid such additional tax or interest and to preserve, to the nearest extent reasonably possible, the intended benefit to the Executive.”

3. Upon the execution of this Fourth Amendment to Employment Agreement, any subsequent reference to the Employment Agreement shall mean the Employment Agreement as amended by the First Amendment, the Second Amendment, the Third Amendment, and this Fourth Amendment to Employment Agreement. As amended by the First Amendment, the Second Amendment, the Third Amendment, and this Fourth Amendment to Employment Agreement, the Employment Agreement shall remain in full force and effect according to its terms.

IN WITNESS WHEREOF, each of the parties has caused this Third Amendment to Employment Agreement to be executed as of the date first set forth above.

CSG SYSTEMS INTERNATIONAL, INC., a Delaware corporation

By:	/s/ Edward C. Nafus
Edward C. Nafus, President and Chief Executive Officer

CSG SYSTEMS, INC., a Delaware corporation

By:	/s/ Edward C. Nafus
Edward C. Nafus, President and Chief Executive Officer

/s/ Peter E. Kalan
Peter E. Kalan

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